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                                    QUESTIONS
                                    & ANSWERS
                                  ABOUT VOTING











                                     [logo]
                                Atlantic Liberty
                                 Financial Corp.

                          Proposed holding company for
                          Atlantic Liberty Savings F.A.




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                              QUESTIONS AND ANSWERS
                                  ABOUT VOTING

Atlantic Liberty Savings has received approval from the Office of Thrift Supervision to convert from a mutual savings bank to a stock savings bank subject to the approval of members of the Bank. Atlantic Liberty is converting so that it will be structured in the form of ownership used by the majority of savings institutions and to allow our Bank to become stronger financially. It is necessary for Atlantic Liberty to receive a majority of the outstanding votes in favor of the Conversion, so YOUR VOTE IS VERY IMPORTANT. Please return your proxy in the enclosed XXXXX postage-paid envelope marked "Proxy Return". YOUR BOARD OF DIRECTORS UNANIMOUSLY ADOPTED THE PLAN OF CONVERSION AND URGES YOU TO VOTE "FOR" THE CONVERSION AND RETURN YOUR PROXY TODAY.

Q.   WILL THE CONVERSION AFFECT ANY OF MY DEPOSIT ACCOUNTS OR LOANS?
A. No. The conversion will have no affect on the balance or terms of any deposit account or loan. Your deposits will continue to be federally insured to the fullest extent permissible.

Q.   WHO IS ELIGIBLE TO VOTE ON THE CONVERSION?
A. Depositors and borrowers of the Bank as of the close of business on _____ xx, 2002 (the "Voting Record Date").

Q.   HOW DO I VOTE?
A. You may vote by mailing your signed proxy card(s) in the XXXXX postage-paid envelope marked "PROXY RETURN." Should you choose to attend the Special Meeting of Members and decide to change your vote, you may do so by revoking any previously executed proxy.

Q.   AM I REQUIRED TO VOTE?
A. No. Members who are entitled to vote are not required to vote. However, because the conversion will produce a fundamental change in Atlantic Liberty Savings' corporate structure, the Board of Directors encourages all members to vote.

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Q.   WHY DID I RECEIVE SEVERAL PROXIES?
A. If you have more than one account you may have received more than one proxy depending upon the ownership structure of your accounts. PLEASE VOTE, SIGN AND RETURN ALL PROXY CARDS THAT YOU RECEIVED.

Q. DOES MY VOTE FOR CONVERSION MEAN THAT I MUST BUY COMMON STOCK OF ATLANTIC LIBERTY FINANCIAL CORP.?
A. No. Voting for the plan of conversion does not obligate you to buy shares of common stock of Atlantic Liberty Financial Corp.

Q.   I HAVE A JOINT SAVINGS ACCOUNT. MUST BOTH PARTIES SIGN THE PROXY CARD?
A.   Only one signature is required.

Q.   WHO MUST SIGN PROXIES FOR TRUST OR CUSTODIAN ACCOUNTS?
A. The trustee or custodian must sign proxies for such accounts, not the beneficiary.

Q. I AM THE EXECUTOR (ADMINISTRATOR) FOR A DECEASED DEPOSITOR. CAN I SIGN THE PROXY CARD?
A. Yes. Please indicate on the card the capacity in which you are signing the card.

Q.   WHAT IF I HAVE ADDITIONAL QUESTIONS OR REQUIRE MORE INFORMATION?
A. Atlantic Liberty Savings' Proxy Statement and the Prospectus describe the conversion in detail. Please read these materials carefully before voting. If you have any additional questions, please call our conversion center at
     (800) xxx-xxxx, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m. Additional material may only be obtained from the conversion center.

     THE SHARES OF COMMON STOCK OFFERED IN THE CONVERSION ARE NOT ACCOUNTS OR DEPOSITS AND ARE NOT FEDERALLY INSURED OR GUARANTEED.

     THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS.

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